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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2004

Huntsman International LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-85141 (Commission File Number)	87-0630358 (IRS Employer Identification No.)
500 Huntsman Way Salt Lake City, Utah (Address of principal executive offices)		84108 (Zip Code)

Registrant's telephone number, including area code: (801) 584-5700

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

Item 2.06. Material Impairments.

        The following information is furnished pursuant to Item 2.05., "Costs Associated with Exit or Disposal Activities," and Item 2.06., "Material Impairments."

        On October 27, 2004, Huntsman International LLC (the "Company") adopted a plan to rationalize the Whitehaven, U.K. surfactants operations of its Performance Products division. The plan includes the closure of the Company's Whitehaven, U.K. surfactants manufacturing facility and the reduction of approximately 70 positions at the facility. The rationalization is part of a reorganization of the Company's European surfactants business, which is expected to reduce an additional 250 positions over a period of 15 months at facilities throughout Europe. Also on October 27, 2004, the Company concluded that a material asset impairment charge of approximately $20 million will be required in connection with the closure of the Whitehaven facility, none of which is expected to result in future cash expenditures.

        The following table sets forth the estimated amounts expected to be incurred in connection with the rationalization of the Whitehaven facility, all of which are expected to be recognized in the fourth quarter of 2004 (dollars in millions):

Cash charges
Severance	$12
Demolition and remediation	4
Other business exit costs	4

Total cash charges	$20

Non-cash charges
Asset impairment	$20
Pension curtailment loss	11

Total non-cash charges	$31

Total charges	$51

        In addition, $17 million of severance costs associated with the reorganization of the European surfactants business was expensed in the third quarter of 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTSMAN INTERNATIONAL LLC
By:	/s/ L. RUSSELL HEALY L. RUSSELL HEALY Vice President and Controller

Dated: October 29, 2004

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  Item 2.05. Costs Associated with Exit or Disposal Activities.
  Item 2.06. Material Impairments.
SIGNATURES